Exhibit 10.1

Senior Officer Incentive Compensation Plan
(As Amended and Restated)

1.                                       Purpose. The purpose of the Senior Officer Incentive Compensation Plan (the “Plan”) is to encourage the highest level of performance by key employees of Aon Corporation and its operating subsidiaries and affiliates (which subsidiaries and affiliates are herein referred to as the “Company”) by quantifiable performance goals.

2.                                       Plan Administration. The Plan shall be administered by the Organization and Compensation Committee (the “Committee”) of the Aon Corporation Board of Directors (the “Board”). All questions involving eligibility for awards, interpretations of the provisions of the Plan, or the operation of the Plan shall be decided by the Committee. No member of the Committee shall be eligible to receive an award under the Plan. All determinations of the Committee shall be conclusive. The Committee may obtain such advice or assistance as it deems appropriate from persons not serving on the Committee.

3.                                       Eligibility. Participation in the Plan is limited to key salaried employees of the Company selected by the Committee (a “Participant”). Participation may be revoked at any time by the Committee. An employee whose participation is revoked will be notified, in writing, of such revocation as soon as practicable following such action. An individual who becomes eligible to participate in the Plan during the Plan Year (the one year period beginning January 1 and ending on December 31 of each calendar year) may be approved by the Committee for a partial year of participation. In such case, the Participant’s award shall be prorated based on the number of full months of participation.

4.                                       Terms and Conditions of Awards. Each Participant will be entitled to receive an award (the “Award”) subject to the performance measures described below. The maximum Award payable under the Plan to a Participant, in any given Plan Year is $5,000,000.

Within the first 90 days of the Plan Year the Committee shall determine the specific Corporate Performance Thresholds that must be met prior to the payment of any Awards determined pursuant to this paragraph. The Corporate Performance Thresholds will be based on one or more of the following business criteria for the Company (on a consolidated basis) and/or specific business units or ventures of the Company:  (A) earnings per share; (B) revenues; (C) cash flow; (D) cash flow return on investment; (E) return on assets, return on investment, return on capital, and/or return on equity; (F) identification and/or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans; (G) operating margin; (H) net income, net operating income, pretax earnings, pretax earnings before interest, depreciation and amortization, pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items, and/or operating earnings; (I) total stockholder return; (J) economic value created; and (K) any of the above as compared to the performance of a published or special index deemed applicable by the Compensation Committee.

At the end of the Plan Year, Awards will be computed for each participant. Payment of Awards will be made in cash, subject to applicable tax withholding, as soon as practicable after the achievement of Corporate Performance Thresholds and other material terms of the Plan are certified, and individual Awards are approved by the Committee, provided, however, that the Committee may in its sole discretion reduce individual Awards determined pursuant to this paragraph.

5.                                       Employment Termination. In the event a Participant’s employment is terminated due to death or disability during a Plan Year, the Participant’s Award will be reduced to reflect the partial year of participation. This reduction will be determined by multiplying the Award by a fraction, the numerator of which is the Participant’s total months of participation in the current Plan Year through the date of termination rounded up to whole months, and the denominator of which is twelve (12). The Participant’s reduced Award will be paid in accordance with Section 4 hereinabove. In the event a Participant’s employment is terminated for reasons other than death or disability, all rights to an Award for the Plan Year will be forfeited.

6.                                       No Right to Continued Employment. Nothing in the plan shall confer on a Participant any right to continue in the employ of the Company or in any way affect the Company’s right to terminate the Participant’s employment at any time without prior notice and for any or no reason.

7.                                       Beneficiary. Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, or if for any reason such designation is ineffective, in whole or in part, benefits remaining unpaid at the Participant’s death shall be paid to his estate.

8.                                       Tax Withholding. Any and all payments made under the Plan shall be subject to applicable federal, state, or local taxes required by law to be withheld.

9.                                       Impact on Other Benefits. Amounts paid under this Plan will not be considered compensation for purposes of other benefit plans offered by the Company unless specifically provided for in such plans.

10.                                 Termination or Amendment of the Plan. The Plan may be modified, amended, or terminated at any time by the Board. The existence of the Plan does not obligate or bind the Company to pay an Award to any Participant (or beneficiary) nor does any Participant (or beneficiary) attain any vested, non-forfeitable right to an Award until the Award has been finalized and approved for payment by the Committee.

11.                                 Non-Transferability. Except as specifically provided herein or as may otherwise be required by law, no undistributed Award payable to the Participant may be sold, transferred, or assigned or encumbered, in whole or in part, by a Participant, and any attempt to so alienate or subject any such amount shall be void.

12.                                 Effective Date of the Plan. The Plan originally became effective (the “Effective Date”) upon approval by the Company’s stockholders at a meeting of stockholders duly held in accordance with the Delaware General Company Law on April 20, 2001. The Plan is hereby amended and restated effective as of January 1, 2006, contingent up the approval by the Company’s stockholders at a meeting of stockholders duly held in accordance with the Delaware General Company Law, or any adjournment thereof in accordance with applicable provisions of the Delaware General Company Law.